Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CORTEX PHARMACEUTICALS, INC.,

a Delaware corporation

(Pursuant to Section 242 of the Delaware General Corporation Law)

CORTEX PHARMACEUTICALS, INC., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: That the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 11, 1989 and was amended by Certificate of Amendment of Certificate of Incorporation filed June 27, 1989, by Certificate of Designation filed April 29, 1991, by Certificate of Correction of Certificate of Designation filed May 1, 1991, by Certificate of Amendment of Certificate of Designation filed June 13, 1991, by Certificate of Amendment of Certificate of Incorporation filed November 12, 1992, by Certificate of Amendment of Restated Certificate of Incorporation filed January 11, 1995, by Certificate of Designation filed December 8, 1995, by Certificate of Designation filed October 15, 1996, by Certificate of Designation filed June 4, 1997, by Certificate of Amendment of Restated Certificate of Incorporation filed December 21, 1998, by Certificate of Designation filed February 11, 2002, by Certificate of Amendment of Restated Certificate of Incorporation filed December 15, 2003, by Certificate of Amendment of Restated Certificate of Incorporation filed March 2, 2006, by Certificate of Amendment of Restated Certificate of Incorporation filed May 15, 2008, by Certificate of Designation filed April 15, 2009, and by Certificate of Designation filed July 30, 2009.

SECOND: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at a Special Meeting. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Fourth, paragraph (A)(1) of the Corporation’s Restated Certificate of Incorporation be amended to read in its entirety:

“FOURTH: (A)(1)—AUTHORIZED CAPITAL. The total number of shares of capital stock which the Company has the authority to issue is 210,000,000 consisting of 205,000,000 shares of Common Stock, $0.001 par value per share (the ‘Common Stock’), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the ‘Preferred Stock’).”

THIRD: That thereafter, pursuant to resolution of the Board of Directors, a Special Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Mark A. Varney, Ph.D., its President and Chief Executive Officer, and attested to by Maria S. Messinger, its Corporate Secretary, this 23rd day of November, 2009.

CORTEX PHARMACEUTICALS, INC.

By:	/s/ MARK A. VARNEY

Mark A. Varney, Ph.D., President and Chief Executive Officer

ATTEST:

By:	/s/ MARIA S. MESSINGER

Maria S. Messinger, Corporate Secretary